Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

March 5, 2024

Willis Towers Watson Public Limited Company

51 Lime Street

London EC3M 7DQ, England

Ladies and Gentlemen:

We have acted as counsel to Willis North America Inc., a Delaware corporation (the “Issuer”) and Willis Towers Watson Public Limited Company (the “Company”), a company incorporated under the laws of Ireland having company number 475616, Willis Towers Watson Sub Holdings Unlimited Company, a company with limited liability organized under the laws of Ireland, Willis Netherlands Holdings B.V., a company organized under the laws of the Netherlands, Willis Investment UK Holdings Limited, a company with limited liability organized under the laws of England and Wales, TA I Limited, a company with limited liability organized under the laws of England and Wales, Willis Towers Watson UK Holdings Limited, a company with limited liability organized under the laws of England and Wales, Trinity Acquisition plc, a company with limited liability organized under the laws of England and Wales, and Willis Group Limited, a company with limited liability organized under the laws of England and Wales (collectively, the “Guarantors”), in connection with the offer and sale by the Issuer of $750,000,000 aggregate principal amount of its 5.900% Senior Notes due 2054 (the “Notes”), fully and unconditionally guaranteed by the Guarantors (the “Guarantees” and, together with the Notes, the “Securities”), pursuant to an underwriting agreement, dated February 27, 2024, among the Issuer, the Guarantors and BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets, Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC as representatives of the underwriters named therein.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3 (File No. 333-263086), filed by the Company on February 28, 2022 (the “Registration Statement”), (ii) the prospectus, dated as of February 28, 2022 (the “Base Prospectus”), which forms a part of the Registration Statement, (iii) the preliminary prospectus supplement, dated February 27, 2024, (iv) the prospectus supplement, dated February 27, 2024, (v) the base indenture (the “Base Indenture”), dated as of May 16, 2017, among the Issuer, the guarantors party thereto and Computershare Trust Company, National Association, as successor to Wells Fargo, National Association as trustee, as supplemented by a second supplemental indenture (the “Second Supplemental Indenture”), dated as of August 11, 2017, and a seventh supplemental indenture, dated as of March 5, 2024 (the “Seventh Supplemental Indenture”) and, together with the Base Indenture, the Second Supplemental Indenture and the Seventh Supplemental Indenture, the “Indenture”) and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

March 5, 2024

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuer and the Guarantors. We have also assumed (i) the valid existence of each of the Guarantors, (ii) that each of the Guarantors has the requisite corporate power and authority to enter into and perform the Securities, and (iii) the due authorization, execution and delivery of the Securities by each of the Guarantors, as applicable.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.

The Notes constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.

The Guarantees constitute valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Opinions” in the Base Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP